Prospectus Supplement No. 4	Filed pursuant to Rule 424(b)(7)
(to prospectus dated March 17, 2023)	Registration Nos. 333-262341 and 333-282228

Up to 22,415,400 Shares of Class A Common Stock Issuable Upon Exercise of the Warrants

Up to 93,447,167 Shares of Class A Common Stock offered by the Selling Holders

10,837,400 Resale Warrants

This prospectus supplement is being filed to update and supplement the information contained in the prospectus (as amended and supplemented, the “Joint Prospectus”) contained in (i) the registration statement on Form S-3 (File No. 333-262341) (originally filed as Form S-1 (File No. 333-262341) on January 25, 2022, and as amended by that certain Post-Effective Amendment No. 1, filed on March 16, 2022, for the purpose of updating certain information appearing therein, and as further amended by that certain Post-Effective Amendment No. 2, filed on March 10, 2023 for the purpose of converting the registration statement on Form S-1 to a registration statement on Form S-3 and updating certain information appearing therein) and (ii) the registration statement filed on September 19, 2024 pursuant to Rule 462(b) on Form S-3MEF (File No. 333-282228) (together, as amended and supplemented from time to time, the “Original Registration Statements”) related to:

(A)	the offer and sale from time to time by the selling securityholders named in the Joint Prospectus (the “Selling Holders”) of (A) up to 92,889,558 shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”) of CompoSecure, Inc. (the “Company”), formerly known as Roman DBDR Tech Acquisition Corp. (“Roman DBDR”), consisting of: (i) 1,675,000 shares of Class A Common Stock originally issued in connection with the Common PIPE Investment (as defined in the Joint Prospectus) (the “PIPE Shares”); (ii) up to 13,587,587 shares of Class A Common Stock (the “Exchangeable Note Shares”) issuable upon exchange of CompoSecure Holdings, L.L.C.’s (a subsidiary of the Company) (“Holdings”) exchangeable senior notes (“Exchangeable Notes”), which consists of 11,304,340 shares at the base conversion price of $11.50 per share, plus an additional aggregate amount of up to 2,283,247 shares to cover certain adjustments; (iii) 60,097,611 shares of Class A Common Stock issuable upon exchange (on a one-for-one basis, subject to adjustment) of shares of Class B Common Units issued by Holdings, and cancellation of a corresponding number of shares of Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock”), previously held by certain Selling Holders; (iv) up to 6,964,236 shares of Class A Common Stock (the “Earnout Shares”) issuable to certain Selling Holders in earn-out consideration based on the achievement by the Company of certain stock price thresholds; (v) 315,333 shares of Class A Common Stock issued to Roman DBDR Tech Sponsor LLC (“Sponsor”) upon conversion of shares of Class B Common Stock originally issued to Sponsor in connection with the initial public offering (“IPO”) of Roman DBDR; and (vi) 10,837,400 shares of Class A Common Stock issuable upon exercise of the Resale Warrants (as defined below) prior to the public resale of the Resale Warrants; and (B) warrants (“Resale Warrants”) to purchase up to 10,837,400 shares of Class A Common Stock of the Company originally issued in a private placement in connection with the IPO; and

(B)	the issuance by the Company of up to an aggregate of 22,415,400 shares of Class A Common Stock, which consists of (i) 10,837,400 shares of Class A Common Stock that are issuable upon the exercise of the Resale Warrants following the public resale of the Resale Warrants and (ii) 11,578,000 shares of Class A Common Stock that are issuable upon the exercise of a like number of registered warrants (the “Public Warrants” and, together with the Resale Warrants, the “Warrants”) originally issued in the IPO.

This prospectus supplement amends and updates the “Selling Holders” table and the applicable footnotes of the Joint Prospectus to reflect the addition of qualified institutional buyers who have acquired Exchangeable Notes from certain other Selling Holders previously listed therein.

This prospectus supplement is not increasing the number of shares being offered under the Original Registration Statement. The information set forth below has been provided on behalf of the Selling Holders listed below as of November 8, 2024.

This prospectus supplement updates and supplements the information in the Joint Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Joint Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Joint Prospectus and if there is any inconsistency between the information in the Joint Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

The Class A Common Stock and the Public Warrants are listed on The Nasdaq Global Market (“Nasdaq”), under the symbols “CMPO” and “CMPOW,” respectively. On November 7, 2024, the closing price of a share of Class A Common Stock was $15.63 and the closing price for our Public Warrants was $4.76.

We are an “emerging growth company” under federal securities laws and are subject to reduced public company reporting requirements. Investing in our Class A Common Stock or Warrants involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 3 of the Joint Prospectus and in any applicable prospectus supplement to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 8, 2024.

SELLING HOLDERS

The information in the table and corresponding footnotes that appears under the caption “Selling Holders” of the Joint Prospectus is modified by replacing the corresponding caption and the previous table, as well as the corresponding footnote, with the information included below, which has been updated to reflect the addition of qualified institutional buyers who have acquired (i) Exchangeable Notes from certain other Selling Holders previously listed therein, (ii) shares of Class A Common Stock and (iii) Public Warrants. The beneficial ownership percentages set forth in the table below are based on 82,542,223 shares of Class A Common Stock outstanding as of September 18, 2024.

Shares of Class A Common Stock

	Beneficial Ownership Before the Offering	Shares to be Sold in the Offering	Beneficial Ownership After the Offering
Name and Address of Selling Holder	Number of Shares	Number of Shares	Number of Shares	%
CompoSecure Investors
Michele D. Logan (1)	3,658,714	3,658,714	0	0%
Kevin Kleinschmidt 2016 Trust dated January 22, 2016 (2)	67,120	67,120	0	0%
CompoSecure Employee, L.L.C. (3)	758,389	758,389	0	0%
Richard Vague (4)	206,309	206,309	0	0%

PIPE Investors
Azora Master Fund LP (5)	190,539	190,539	0	0%
Azora NextGen Fund LP (6)	35,432	35,432	0	0%
Crestline Summit Master, SPC-Peak SP (7)	55,918	55,918	0	0%
MAP 221 Segregated Portfolio (8)	240,709	240,709	0	0%
CVI Investments, Inc. (9)	731,639	731,639	0	0%
Highbridge Tactical Credit Master Fund, L.P. (10)	2,027,686	2,027,686	0	0%
Highbridge Tactical Credit Institutional Fund, L.P. (11)	397,175	397,175	0	0%
1992 Master Fund Co – Invest SPC – Series 4 Segregated Portfolio(12)	188,135	188,135	0	0%
Pandora Select Partners, L.P. (13)	240,918	240,918	0	0%
Whitebox GT Fund, LP (14)	240,604	240,604	0	0%
Whitebox Multi-Strategy Partners, L.P. (15)	1,926,510	1,926,510	0	0%
Whitebox Relative Value Partners, L.P. (16)	1,605,530	1,605,530	0	0%
SF Roofdeck Capital I LLC(17)	421,114	421,114	0	0%
LMR CCSA Master Fund Limited(18)	3,232,867	590,537	2,642,330	3.1%
LMR Multi-Strategy Master Fund Limited(19)	3,232,866	590,537	2,642,329	3.1%
Tonga Partners, L.P. (20)	790,318	274,469	515,849	*
Walleye Manager Opportunities LLC(21)	3,367,341	1,191,526	2,175,815	2.5%
Context Partners Master Fund, L.P.(22)	2,560,737	2,560,737	0	0%
THG Securities Fund, L.P.(23)	698,039	470,339	227,700	*

Sponsor Transferees
Polar Multi-Strategy Master Fund (24)	65,333	65,333	0	0%
Meteora Special Opportunity Fund I, LP. (25)	250,000	250,000	0	0%

* Less than 1%.

(1)            Consists of (i) 2,043,320 shares of Class A Common Stock and (ii) up to 1,615,394 shares of Class A Common Stock issuable in earn-out consideration based on the achievement by the Company of certain stock price thresholds.

(2)            Consists of up to 67,120 shares of Class A Common Stock issuable in earn-out consideration based on the achievement by the Company of certain stock price thresholds.

(3)            Consists of (i) 618,013 shares of Class A Common Stock and (ii) up to 140,376 shares of Class A Common Stock issuable in earn-out consideration based on the achievement by the Company of certain stock price thresholds. Mr. Wilk may be deemed the beneficial owner of shares beneficially owned by CompoSecure Employee, L.L.C. because he serves as the sole member of the CompoSecure Employee LLC. Mr. Wilk disclaims beneficial ownership of the shares held by the CompoSecure Employee LLC.

(4)            Consists of (i) 139,189 shares of Class A Common Stock and (ii) up to 67,120 shares of Class A Common Stock issuable in earn-out consideration based on the achievement by the Company of certain stock price thresholds. This Selling Holder’s address is 1807 Delancey Place, Philadelphia, PA 19103.

(5)            Consists of 190,539 shares of Class A Common Stock issuable upon exchange of the Company’s Exchangeable Notes, which amount includes a make-whole premium that may be available in certain limited circumstances under the Indenture. Azora Capital LP is the investment manager for this Selling Holder. Azora Capital LP is controlled by its General Partner, Azora Capital GP LLC. Ravi Chopra is the sole member and owner of Azora Capital GP LLC. Both Azora Capital LP and Azora Capital GP LLC disclaim beneficial ownership of the securities held by this Selling Holder. The address for this Selling Holder is PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(6)            Consists of 35,432 shares of Class A Common Stock issuable upon exchange of the Company’s Exchangeable Notes, which amount includes a make-whole premium that may be available in certain limited circumstances under the Indenture. Azora Capital LP is the investment manager for this Selling Holder. Azora Capital LP is controlled by its General Partner, Azora Capital GP LLC. Ravi Chopra is the sole member and owner of Azora Capital GP LLC. Both Azora Capital LP and Azora Capital GP LLC disclaim beneficial ownership of the securities held by this Selling Holder. The address for this Selling Holder is 1209 Orange Street, Corporation Trust Center, Wilmington, Delaware 19801.

(7)            Consists of 55,918 shares of Class A Common Stock issuable upon exchange of the Company’s Exchangeable Notes, which amount includes a make-whole premium that may be available in certain limited circumstances under the Indenture. Azora Capital LP is the investment manager for this Selling Holder. Azora Capital LP is controlled by its General Partner, Azora Capital GP LLC. Ravi Chopra is the sole member and owner of Azora Capital GP LLC. Both Azora Capital LP and Azora Capital GP LLC disclaim beneficial ownership of the securities held by this Selling Holder. The address for this Selling Holder is Crestline Summit Master, SPC-Peak SP, 103 South Church Street, 5th Floor, Harbour Place, George Town, Grand Cayman, KY1-1202, Cayman Islands.

(8)            Consists of 240,709 shares of Class A Common Stock issuable upon exchange of the Company’s Exchangeable Notes, which amount includes a make-whole premium that may be available in certain limited circumstances under the Indenture. Azora Capital LP is the investment manager for this Selling Holder. Azora Capital LP is controlled by its General Partner, Azora Capital GP LLC. Ravi Chopra is the sole member and owner of Azora Capital GP LLC. Both Azora Capital LP and Azora Capital GP LLC disclaim beneficial ownership of the securities held by this Selling Holder. The address for this Selling Holder is MAP 221 Segregated Portfolio,190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands.

(9)            Consists of 731,639 shares of Class A Common Stock issuable upon exchange of the Company’s Exchangeable Notes, which amount includes a make-whole premium that may be available in certain limited circumstances under the Indenture. Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc. (“CVI”) has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these securities. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares. The principal business address for CVI is c/o Heights Capital Management, Inc., 101 California Street, Suite 3250, San Francisco, California 94111.

(10)          Consists of 2,027,686 shares of Class A Common Stock issuable upon exchange of the Company’s Exchangeable Notes, which amount includes a make-whole premium that may be available in certain limited circumstances under the Indenture. Highbridge Capital Management, LLC (“HCM”), the investment manager of Highbridge Tactical Credit Master Fund, L.P. (the “Highbridge Tactical Master Fund”), has beneficial ownership of the shares held by the Highbridge Tactical Master Fund. The Highbridge Tactical Master Fund disclaims beneficial ownership of these shares. The address of HCM is 277 Park Avenue, 23rd Floor, New York, NY 10172 and the address of the Highbridge Tactical Master Fund is c/o Maples Corporate Services Limited, #309 Ugland House, South Church Street, George Town, Grand Cayman, KY1-1104, Cayman Islands.

(11)          Consists of 397,175 shares of Class A Common Stock issuable upon exchange of the Company’s Exchangeable Notes, which amount includes a make-whole premium that may be available in certain limited circumstances under the Indenture. HCM, the investment manager of Highbridge Tactical Credit Institutional Fund, L.P. (the “Highbridge Tactical Institutional Fund”), has beneficial ownership of the shares held by the Highbridge Tactical Institutional Fund. The Highbridge Tactical Institutional Fund disclaims beneficial ownership of these shares. The address of HCM is 277 Park Avenue, 23rd Floor, New York, NY 10172 and the address of the Highbridge Tactical Institutional Fund is c/o Maples Corporate Services Limited, #309 Ugland House, South Church Street, George Town, Grand Cayman, KY1-1104, Cayman Islands.

(12)          Consists of 188,135 shares of Class A Common Stock issuable upon exchange of the Company’s Exchangeable Notes, which amount includes a make-whole premium that may be available in certain limited circumstances under the Indenture. HCM, the investment manager of 1992 Master Fund Co – Invest SPC – Series 4 Segregated Portfolio (the “1992 Master Fund”), has beneficial ownership of the shares held by the 1992 Master Fund. The 1992 Master Fund disclaims beneficial ownership of these shares. The address of HCM is 277 Park Avenue, 23rd Floor, New York, NY 10172 and the address of the 1992 Master Fund is c/o Maples Corporate Services Limited, #309 Ugland House, South Church Street, George Town, Grand Cayman, KY1-1104, Cayman Islands.

(13)          Consists of 240,918 shares of Class A Common Stock issuable upon exchange of the Company’s Exchangeable Notes, which amount includes a make-whole premium that may be available in certain limited circumstances under the Indenture. Whitebox General Partner LLC (“WBGP”) is the general partner of Pandora Select Partners, LP (the “Fund”) and has voting and disposition control over the securities beneficially owned by the Fund. WBGP is owned by Robert Vogel, Jacob Mercer, Paul Roos and Dyal Capital Partners II (B) LP. Messrs. Vogel, Mercer and Roos share voting and dispositive control over the securities beneficially owned by WBGP. Whitebox Advisors, LLC (“WBA”) is the investment manager of the Fund and has voting and disposition control over the securities beneficially owned by the Fund. WBA is owned by Robert Vogel, Jacob Mercer, Paul Roos and Dyal Capital Partners II (A) LP. WBGP, WBA and the individuals and entities listed above as owners of WBGP and WBA each disclaim beneficial ownership of the securities except to the extent of such entity or individual’s pecuniary interest therein, if any. The address for Pandora Select Partners, L.P. is 3033 Excelsior Blvd, Suite 500, Minneapolis, MN 55416.

(14)          Consists of (i) 11,171 shares of Class A Common Stock issued in connection with the Common PIPE Investment and (ii) 240,604 shares of Class A Common Stock issuable upon exchange of the Company’s Exchangeable Notes, which amount includes a make-whole premium that may be available in certain limited circumstances under the Indenture. Whitebox General Partner LLC (“WBGP”) is the general partner of Whitebox GT Fund, LP (the “Fund”) and has voting and disposition control over the securities beneficially owned by the Fund. WBGP is owned by Robert Vogel, Jacob Mercer, Paul Roos and Dyal Capital Partners II (B) LP. Messrs. Vogel, Mercer and Roos share voting and dispositive control over the securities beneficially owned by WBGP. Whitebox Advisors, LLC (“WBA”) is the investment manager of the Fund and has voting and disposition control over the securities beneficially owned by the Fund. WBA is owned by Robert Vogel, Jacob Mercer, Paul Roos and Dyal Capital Partners II (A) LP. WBGP, WBA and the individuals and entities listed above as owners of WBGP and WBA each disclaim beneficial ownership of the securities except to the extent of such entity or individual’s pecuniary interest therein, if any. The address for Whitebox GT Fund, LP is 3033 Excelsior Blvd, Suite 500, Minneapolis, MN 55416.

(15)          Consists of (i) 89,361 shares of Class A Common Stock issued in connection with the Common PIPE Investment and (ii) 1,926,510 shares of Class A Common Stock issuable upon exchange of the Company’s Exchangeable Notes, which amount includes a make-whole premium that may be available in certain limited circumstances under the Indenture. Whitebox General Partner LLC (“WBGP”) is the general partner of Whitebox Multi-Strategy Partners, L.P. (the “Fund”) and has voting and disposition control over the securities beneficially owned by the Fund. WBGP is owned by Robert Vogel, Jacob Mercer, Paul Roos and Dyal Capital Partners II (B) LP. Messrs. Vogel, Mercer and Roos share voting and dispositive control over the securities beneficially owned by WBGP. Whitebox Advisors, LLC (“WBA”) is the investment manager of the Fund and has voting and disposition control over the securities beneficially owned by the Fund. WBA is owned by Robert Vogel, Jacob Mercer, Paul Roos and Dyal Capital Partners II (A) LP. WBGP, WBA and the individuals and entities listed above as owners of WBGP and WBA each disclaim beneficial ownership of the securities except to the extent of such entity or individual’s pecuniary interest therein, if any. The address for Whitebox Multi-Strategy Partners, L.P. is 3033 Excelsior Blvd, Suite 500, Minneapolis, MN 55416.

(16)          Consists of (i) 74,468 shares of Class A Common Stock issued in connection with the Common PIPE Investment and (ii) 1,605,530 shares of Class A Common Stock issuable upon exchange of the Company’s Exchangeable Notes, which amount includes a make-whole premium that may be available in certain limited circumstances under the Indenture. Whitebox General Partner LLC (“WBGP”) is the general partner of Whitebox Relative Value Partners, L.P. (the “Fund”) and has voting and disposition control over the securities beneficially owned by the Fund. WBGP is owned by Robert Vogel, Jacob Mercer, Paul Roos and Dyal Capital Partners II (B) LP. Messrs. Vogel, Mercer and Roos share voting and dispositive control over the securities beneficially owned by WBGP. Whitebox Advisors, LLC (“WBA”) is the investment manager of the Fund and has voting and disposition control over the securities beneficially owned by the Fund. WBA is owned by Robert Vogel, Jacob Mercer, Paul Roos and Dyal Capital Partners II (A) LP. WBGP, WBA and the individuals and entities listed above as owners of WBGP and WBA each disclaim beneficial ownership of the securities except to the extent of such entity or individual’s pecuniary interest therein, if any. The address for Whitebox Relative Value Partners, L.P. is 3033 Excelsior Blvd, Suite 500, Minneapolis, MN 55416.

(17)          Consists of 421,114 shares of Class A Common Stock issued in connection with the Common PIPE Investment. Steve J. McLaughlin is the President of SF Roofdeck Capital I LLC. The address for SF Roofdeck Capital I LLC is 1521 Alton Rd., #345, Miami Beach FL 33139.

(18)          Consists of (i) 2,642,330 shares of Class A Common Stock underlying the Public Warrants and (ii) 590,537 shares of Class A Common Stock issuable upon exchange of the Company’s Exchangeable Notes, which amount includes a make-whole premium that may be available in certain limited circumstances under the Indenture. The securities are held by LMR CCSA Master Fund Limited. Investment discretion of LMR CCSA Master Fund Limited, including but not limited to the voting and dispositive power of the shares, has been delegated to LMR Partners LLC and certain of its affiliates. LMR Partners LLC and its affiliates disclaim beneficial ownership of the securities. The address for this Selling Holder is 412 West 15th Street, 9th Floor, New York NY 10011.

(19)          Consists of (i) 2,642,329 shares of Class A Common Stock underlying the Public Warrants and (ii) 590,537 shares of Class A Common Stock issuable upon exchange of the Company’s Exchangeable Notes, which amount includes a make-whole premium that may be available in certain limited circumstances under the Indenture. The securities are held by LMR Multi-Strategy Master Fund Limited. Investment discretion of LMR Multi-Strategy Master Fund Limited, including but not limited to the voting and dispositive power of the shares, has been delegated to LMR Partners LLC and certain of its affiliates. LMR Partners LLC and its affiliates disclaim beneficial ownership of the securities. The address for this Selling Holder is 412 West 15th Street, 9th Floor, New York NY 10011.

(20)          Consists of (i) 515,849 shares of Class A Common Stock and (ii) 274,469 shares of Class A Common Stock issuable upon exchange of the Company’s Exchangeable Notes, which amount includes a make-whole premium that may be available in certain limited circumstances under the Indenture. Cannell Capital LLC is the general partner and investment advisor for this Selling Holder. Tonga Partners, L.P. is controlled by its General Partner, Cannell Capital LLC. Mr. J. Carlo Cannell is the sole member and owner of Cannell Capital LLC. Both Mr. J. Carlo Cannell and Mr. Christopher W. Wood have voting and dispositive powers for this Selling Holder’s Exchangeable Notes and Class A Common Stock. Cannell Capital LLC disclaims beneficial ownership of the securities held by this Selling Holder. The address for this Selling Holder is 245 Meriwether Circle, Alta, WY 83414.

(21)          Consists of (i) 2,175,815 shares of Class A Common Stock underlying the Public Warrants and (ii) 1,191,526 shares of Class A Common Stock issuable upon exchange of the Company's Exchangeable Notes, which includes a make-whole premium that may be available in certain limited circumstances under the Indenture. The securities are held by Walleye Manager Opportunities LLC ("WMO"). WMO is a private investment fund managed by Walleye Capital LLC ("WC"). As a result, WC has voting and dispositive power with respect to the securities held by WMO. WC disclaims beneficial ownership of the securities. The address for WC and WMO is 315 Park Avenue S., 18th Floor, New York, NY 10010.

(22)          Consists of 2,560,737 shares of Class A Common Stock issuable upon exchange of the Company's Exchangeable Notes, which amount includes a make-whole premium that may be available in certain limited circumstances under the Indenture. The securities are held by Context Partners Master Fund Limited, L.P. Context Capital Management, LLC is the investment adviser to Context Partners Master Fund, L.P. Charles E. Carnegie, CIO, has full voting and investment authority of the securities under management by Context Capital Management, LLC. The address for this Selling Holder is 7724 Girard Avenue, 3rd Floor, La Jolla, CA 92037.

(23)          Consists of (i) 227,700 shares of Class A Common Stock and (ii) 470,339 shares of Class A Common Stock issuable upon exchange of the Company's Exchangeable Notes, which includes a make-whole premium that may be available in certain limited circumstances under the Indenture. The securities are held by THG Securities Fund, L.P. (the "Fund"). THG Securities Advisors, LLC (the "Manager") has the power to direct the voting and disposition of the securities held by the Fund. Mark Holdsworth and Zachary Levenick, as the principals of the Manager responsible for the investment holdings and transactions of the Fund, also may be deemed to have beneficial ownership of the securities. The address for this Selling Holder is 140 South Lake Avenue, Suite 304, Pasadena, CA 91101.

(24)          The address for this Selling Holder is c/o Polar Asset Management Partners Inc., 16 York Street, Suite 2900, Toronto, ON M5J 0E6, Attn: Legal / Operations.

(25)          The address for this Selling Holder is 1200 N Federal Hwy, Suite 200, Boca Raton, FL 33432.